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[LETTERHEAD OF PACIFIC CENTURY FINANCIAL CORPORATION]

FOR IMMEDIATE RELEASE

Pacific Century Financial Corporation to Sell
20 California Branches to U.S. Bancorp

    HONOLULU, HI—June 5, 2001—Pacific Century Financial Corporation (PCFC) today announced it will sell its Pacific Century Bank (PCB) subsidiary to U.S. Bancorp. (NYSE: USB). The sale of all 20 branches in Southern California includes approximately $640 million in deposits, $570 million in loans and 300 employees.

    The sale, which is subject to regulatory approvals, is expected to be completed late in the third quarter of 2001. The sale includes Pacific Century Bank's retail accounts, small business and commercial business in Southern California.

    Michael E. O'Neill, Chairman and Chief Executive Officer of PCFC, said, "We are extremely pleased to have U.S. Bancorp as the acquiring institution. Along with a well-respected management team, they have a solid reputation in the California market. Their staff is highly service oriented and the management team is committed to helping ensure a smooth transition for our customers and employees."

    O'Neill added that this sale is being done in accordance with PCFC's recently announced strategic plan, and is a major step toward returning the focus of the bank back to its core markets, principally Hawaii, the West Pacific and American Samoa. "We wish U.S. Bancorp the best and are confident that our PCB employees will help make them even stronger competitors in the California market."

    Following the sale of the branches, PCFC expects to liquidate the remaining assets of PCB. The sale and liquidation transactions are expected to liberate capital of approximately $250 million. The results of the sale and liquidation of the investment in PCB are expected to be consistent with the goals of the previously announced strategic plan.

    Pacific Century Bank is a subsidiary of Pacific Century Financial Corporation (NYSE: BOH), a regional financial services company headquartered in Honolulu, Hawaii, with assets of approximately $14 billion as of March 31, 2001.

    Minneapolis-based U.S. Bancorp, with assets in excess of $160 billion, is the 8th largest financial services holding company in the United States. U.S. Bancorp is the parent company of Firstar Bank and U.S. Bank. Visit U.S. Bancorp on the web at usbank.com and Firstar Bank at firstar.com.

    This news release contains forward-looking statements. All statements in this release that address events or developments that we anticipate may occur in the future are forward-looking statements. We believe the assumptions underlying our forward-looking statements are reasonable. However, any of the assumptions could prove to be inaccurate and actual results may differ materially from those projected for a variety of reasons including, but not limited to adverse changes to the operations or business of Pacific Century Bank ("PCB") before the close of the sale could adversely effect the anticipated pre-and post-tax gain from the sale; cost of or associated with the sale could be higher than anticipated; the process of winding down PCB after the sale could be longer and more expensive than anticipated; there could be a delay or failure to obtain the governmental and other approvals necessary to complete all or parts of the sale and transfer of assets; and market and competitive conditions prior to closing could have a substantial impact on PCB's deposit balances. We do not undertake any obligation to update any forward-looking statements to reflect later events or circumstances.

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Pacific Century Financial Corporation to Sell 20 California Branches to U.S. Bancorp